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                                                                    Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Michael Baker Corporation

We have audited the consolidated financial statements of Michael Baker Corporation and subsidiaries (the "Company") as of and for the year ended December 31, 2005, management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, and have issued our reports thereon dated August 15, 2006, (which reports express an unqualified opinion on the consolidated financial statements and management's assessment on the effectiveness of internal control and an adverse opinion on the effectiveness of the Company's internal control over financial reporting due to material weaknesses as of December 31, 2005); such consolidated financial statements and reports are included in your 2005 Annual Report to Shareholders and are incorporated herein by reference. Our audit also included the consolidated financial statement schedule of the Company for the year ended December 31, 2005 listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such consolidated financial statement schedule for the year ended December 31, 2005, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP
-----------------------------
Pittsburgh, Pennsylvania
August 15, 2006